Exhibit 99.1

PRESS RELEASE
Aspen Announces Strategic Partnership with CGB Diversified Services

Hamilton, Bermuda, December 19, 2017 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE:AHL) announced today a strategic partnership with CGB Diversified Services, Inc. (“CGB DS”).

Under the terms of this partnership, Aspen has acquired a 23.2% stake in a newly formed company, Crop Re Services LLC (“Crop Re”), which is responsible for directing the placement of reinsurance on behalf of CGB DS. The remaining 76.8% of Crop Re is owned by CGB DS.

In exchange for its stake in Crop Re, Aspen has sold AG Logic Holdings, LLC (“AgriLogic”), its U.S. crop insurance business, to CGB DS for $68.4 million.

Aspen will receive rights to provide quota share reinsurance capacity, in proportion to its shareholding of Crop Re, on the combined crop insurance portfolios of AgriLogic and CGB DS.

Aspen will also have access to additional crop reinsurance premium by bringing its reinsurance expertise to a substantially larger, faster growing, and more diversified crop insurance business.

The annual combined gross written premium of AgriLogic and CGB DS was approximately $1.1 billion for the 2017 crop reinsurance year, making it one of the largest portfolios in the U.S. crop insurance market.

Chris O’Kane, Aspen’s Group Chief Executive Officer, said: “We are excited by the strategically compelling opportunity brought to us by CGB DS, a highly-respected company in the crop insurance industry. Our investment in Crop Re provides Aspen with the opportunity for further growth through access to a much larger and more diversified portfolio of business. AgriLogic is an outstanding business and, together with CGB DS, will be able to progress more rapidly to the next stage of its development.”

Rick Pemberton, Executive Vice President and Chief Financial Officer for CGB Enterprises, Inc. said: “Forming this strategic partnership with Aspen is a natural fit for our crop insurance platform and a true win for both parties. AgriLogic is an excellent business with strong customer-centric focus, and together we will continue to provide world-class service and provide innovative risk management solutions to our agents and customers. We are delighted to officially welcome the AgriLogic team to CGB Diversified Services.”

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About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Australia, Bermuda, Canada, France, Germany, Ireland, Singapore, Switzerland, the United Arab Emirates, the United Kingdom and the United States. For the year ended December 31, 2016, Aspen reported $12.1 billion in total assets, $5.3 billion in gross reserves, $3.6 billion in total shareholders’ equity and $3.1 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” by Standard & Poor’s Financial Services LLC (“S&P”), an “A” (“Excellent”) by A.M. Best Company Inc. (“A.M. Best”) and an “A2” by Moody’s Investors Service, Inc. (“Moody’s”).

About CGB Diversified Services, Inc.
CGB Diversified Services is a wholly owned subsidiary of CGB Enterprises, Inc. and is headquartered in Jacksonville, Illinois. The company is a part of the Federal Crop Insurance system and services policies in 48 states. CGB DS offers a wide range of services which includes crop insurance, risk management, and grain marketing expertise, and is an equal opportunity provider. Learn more www.diversifiedservices.com

About CGB Enterprises, Inc.
In addition to its crop insurance business, CGB Enterprises, Inc., headquartered in Mandeville, LA, has nearly 100 grain facilities across the Midwest and has dedicated operations in logistics and transportation, fertilizer, agri-finance, soybean processing and other related businesses. For more information on CGB Enterprises, Inc, please visit www.cgb.com.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995
This press release may contain written “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “likely,” “continue,” “assume,” “objective,” “aim,” “guidance,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements, including, among other things, factors outside Aspen’s control impacting expectations around growth in underlying crop insurance, changes to the U.S. Federal Multi-Peril Crop Insurance Program, the amount of reinsurance premium available to be ceded to Aspen, the risk that the counterparties do not perform as expected under contracts directing the volume and terms of crop reinsurance placements and the underlying agricultural commodity prices. For a detailed description of uncertainties and other factors that could impact the forward-looking statements in this press release, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, each as filed with the U.S. Securities and Exchange Commission. Aspen undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:

Please visit www.aspen.co or contact:

Investors
Mark Jones, Senior Vice President, Investor Relations, Aspen
mark.p.jones@aspen.co
+1 (646) 289 4945

Media
Steve Colton, Head of Group Communications, Aspen
Steve.colton@aspen.co
+44 20 7184 8337

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